Exhibit 14.2

INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees and Shareholders of BLANCHARD CAPITAL GROWTH FUND

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 (No. 333-18571) of The Style Manager: Large Cap Fund (a portfolio of The Virtus Funds), of our report dated December 20, 1996 on the Blanchard Capital Growth Fund, appearing in the Annual Report of Blanchard Capital Growth Fund for the year ended October 31, 1996, and to the references to us within this Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Pittsburgh, Pennsylvania
April 17, 1997